Rowan Reports Fourth Quarter and Full-Year 2013 Results

HOUSTON, Feb. 27, 2014 /PRNewswire/ -- For the three months ended December 31, 2013, Rowan Companies plc ("Rowan" or the "Company") (NYSE: RDC) generated net income from continuing operations of $49.7 million, or $0.40 per share, compared to $70.5 million, or $0.57 per share in the fourth quarter of 2012. The current quarter reflects a non-cash impairment charge on a property held for sale which reduced net income by $2.9 million, or $0.02 per share. The prior-year quarter included non-recurring or unusual items which increased net income from continuing operations by approximately $15.6 million, or $0.13 per share.

Rowan's revenues were $393.4 million in the fourth quarter of 2013, up 11% over the prior-year quarter due primarily to higher average day rates and slightly higher utilization. The operating results for the fourth quarter of 2013 were significantly impacted by the continued out-of-service period for the Gorilla VII following leg damage sustained as it was moving locations in July. Extended poor weather conditions in the North Sea hampered the rig's ability to return to its operating location.

Matt Ralls, Chief Executive Officer, commented, "As we enter 2014, we are very pleased with the makeup and positioning of our fleet. While the overall market is experiencing some turbulence related to new capacity coming into the market and displacing older, less capable rigs, the high specification nature of both our jack-up and drillship fleets puts us in an excellent competitive position. We have 17 of our jack-ups coming off contract over the balance of the year, and as we see the market currently, we are confident that we will find follow-on work for those rigs at or above their current day rates.

On the deepwater side, we took delivery of our first ultra-deepwater drillship early this year and it is currently in transit to West Africa to complete acceptance testing and is expected to begin a three-year contract with Repsol in April. This rig is the first of four ultra-high specification drillships being built for Rowan by Hyundai Heavy Industries in Korea. The second and third drillships both deliver later this year and have three year contracts at attractive day rates. We remain optimistic that our last remaining uncontracted ship will be contracted at market leading day rates prior to its delivery in the spring of 2015.

In January, we issued $800 million in long-term debt, which, along with an increased credit facility and cash flow from operations, is expected to provide the funds needed to complete our drillship construction program. We are also pleased to have announced in January the Board's decision to reinstate a modest quarterly dividend beginning in the second quarter of this year."

Rowan will conduct its earnings conference call on Thursday, February 27, 2014, at 10:00 a.m. Central Time. Interested parties are invited to listen to the call by telephone or over the Internet. Individuals who wish to participate on the conference call by telephone may dial (877) 869-3847, or internationally (201) 689-8261. You should dial-in approximately five to 10 minutes prior to the scheduled start time. Alternatively, to access the online simulcast and rebroadcast of the conference call, please visit Rowan's website at www.rowancompanies.com. You should connect to our website at least 15 minutes prior to the conference call to register, and download any necessary software.

Rowan Companies plc is a global provider of international and domestic contract drilling services in the ultra-deepwater and shallow water jack-up market with a fleet of 34 offshore drilling units, including four ultra-deepwater drillships, three of which are currently under construction, and 30 jack-up rigs, 19 of which are rated high-specification. The Company's fleet is located worldwide, including West Africa, the Middle East, the North Sea, Trinidad, Egypt, Southeast Asia and the Gulf of Mexico. Three of the four ultra-deepwater drillships are under three year contracts. The Company's Class A Ordinary Shares are traded on the New York Stock Exchange under the symbol "RDC." For more information on the Company, please visit www.rowancompanies.com.

Statements herein that are not historical facts are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected business, financial performance and prospects of the Company. These forward-looking statements are based on our current expectations and are subject to certain risks, assumptions, trends and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, variations in energy demand, changes in day rates, cancellation by our customers of drilling contracts or letter agreements or letters of intent for drilling contracts or the exercise of early termination provisions, risks associated with fixed cost drilling operations, cost overruns or delays on shipyard repair, construction or transportation of drilling units, maintenance and repair costs, costs or delays for conversion or upgrade projects, operating hazards and equipment failure, risks of collision and damage, casualty losses and limitations on insurance coverage, customer credit and risk of customer bankruptcy, conditions in the general economy and energy industry, weather conditions and severe weather in the Company's operating areas, increasing complexity and costs of compliance with environmental and other laws and regulations, changes in tax laws and interpretations by taxing authorities, changes in tax rates and provisions, civil unrest and instability, terrorism and hostilities in our areas of operations that may result in loss or seizure of assets, the outcome of disputes and legal proceedings, effects of the change in our corporate structure, and other risks disclosed in the Company's filings with the U.S. Securities and Exchange Commission. Each forward-looking statement speaks only as of the date hereof, and the Company expressly disclaims any obligation to update or revise any forward-looking statements, except as required by law.

ROWAN COMPANIES PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited (In Millions)

	DECEMBER 31,	DECEMBER 31,
	2013	2012

ASSETS

Cash and cash equivalents	$ 1,092.8	$ 1,024.0
Accounts receivable	344.6	423.8
Other current assets	62.2	81.8
Assets of discontinued operations	23.8	23.0
Total current assets	1,523.4	1,552.6
Property, plant and equipment - net	6,385.8	6,071.7
Other assets	61.1	75.2
TOTAL	$ 7,970.3	$ 7,699.5

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$ 124.0	$ 83.0
Other current liabilities	210.5	189.8
Liabilities of discontinued operations	20.1	21.3
Total current liabilities	354.6	294.1
Long-term debt	2,008.7	2,009.6
Other liabilities	713.2	864.1
Stockholders' equity	4,893.8	4,531.7
TOTAL	$ 7,970.3	$ 7,699.5

ROWAN COMPANIES PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (In Millions Except Per Share Amounts)

	THREE MONTHS		TWELVE MONTHS
	ENDED DECEMBER 31		ENDED DECEMBER 31
	2013	2012	2013	2012

REVENUES	$ 393.4	$ 354.2	$ 1,579.3	$ 1,392.6

COSTS AND EXPENSES:
Operations	223.5	193.8	860.9	752.2
Depreciation and amortization	70.6	64.5	271.0	247.9
Selling, general and administrative	35.4	25.8	131.3	99.7
(Gain)/loss on disposals of property and equipment	(1.1)	0.2	(20.1)	(2.5)
Material charges and other expenses	4.5	9.4	4.5	40.3
Total	332.9	293.7	1,247.6	1,137.6
INCOME FROM OPERATIONS	60.5	60.5	331.7	255.0
Net interest and other income	(16.6)	(12.7)	(70.5)	(71.5)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	43.9	47.8	261.2	183.5
Provision for income taxes	(5.8)	(22.7)	8.6	(19.8)
NET INCOME FROM CONTINUING OPERATIONS	49.7	70.5	252.6	203.3
Discontinued operations, net of tax	-	(16.4)	-	(22.7)
NET INCOME	$ 49.7	$ 54.1	$ 252.6	$ 180.6

PER SHARE AMOUNTS:
Income from continuing operations	$ 0.40	$ 0.57	$ 2.03	$ 1.65
Discontinued operations, net of tax	$ -	$ (0.13)	$ -	$ (0.18)
Net income	$ 0.40	$ 0.44	$ 2.03	$ 1.47

AVERAGE DILUTED SHARES	124.7	124.1	124.5	123.9

NOTE: See supplemental operating information.

ROWAN COMPANIES PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited (In Millions)

	TWELVE MONTHS
	ENDED DECEMBER 31
	2013	2012
CASH PROVIDED BY (USED IN):
Operations:
Net income	$ 252.6	$ 180.6
Adjustments to reconcile net income to net
cash provided by operations:
Depreciation and amortization	271.0	247.9
Deferred income taxes	(33.6)	(4.6)
Gain on disposals of assets	(20.1)	(2.5)
Other - net	48.1	31.1
Net changes in current assets and liabilities	44.8	(74.0)
Net changes in other noncurrent assets and liabilities	60.4	15.2
Net cash provided by operations	623.2	393.7

Investing activities:
Property, plant and equipment additions	(607.3)	(685.3)
Proceeds from disposals of property, plant and equipment	44.5	10.5
Net cash used in investing activities	(562.8)	(674.8)

Financing activities:
Proceeds from borrowings	-	1,102.9
Repayments of borrowings	-	(238.5)
Proceeds from equity compensation plans and other	8.4	1.8
Net cash provided by (used in) financing activities	8.4	866.2

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	68.8	585.1
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,024.0	438.9
CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 1,092.8	$ 1,024.0

ROWAN COMPANIES PLC
SUPPLEMENTAL OPERATING INFORMATION
Unaudited

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	December 31,	September 30,	December 31,	DECEMBER 31,
	2013	2013	2012	2013	2012

RIG DAYS:
Operating	2,279	2,205	2,242	9,027	8,677
Out of service (shipyard/transit/inspections/other)	267	354	296	1,097	1,310
Operational downtime (off rate during rig operations)	30	17	38	96	156
Cold stacked	184	184	276	886	1,158

Total available	2,760	2,760	2,852	11,106	11,301

Utilization	83%	80%	79%	81%	77%
Utilization (excluding cold-stacked rigs)	88%	86%	87%	88%	86%

AVERAGE DAY RATES (in thousands):
North Sea	$ 284.0	$ 281.1	$ 234.9	$ 270.4	$ 237.0
Middle East	135.6	137.2	129.6	136.5	133.0
Gulf of Mexico	143.4	140.2	127.5	138.5	121.0
All rigs	168.4	169.2	153.5	170.9	156.3

OPERATIONS COSTS AND EXPENSES (in millions):
Personnel (a)	$ 141.7	$ 129.0	$ 111.4	$ 537.7	$ 443.0
Repairs and maintenance	42.3	45.9	38.0	161.7	143.4
Insurance	8.0	8.0	8.0	32.5	32.7
Rig moves	3.8	4.4	7.2	23.6	30.3
All other	18.3	14.9	19.3	69.7	67.0
Subtotal (excluding rebillables)	$ 214.1	$ 202.2	$ 183.9	$ 825.2	$ 716.4
Rebillables (equally offset with rebillable revenue)	9.4	9.6	9.9	35.7	35.8

Total	$ 223.5	$ 211.8	$ 193.8	$ 860.9	$ 752.2

(a) Includes labor, fringes, training, travel and catering costs.

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CONTACT: Suzanne M. Spera, Director, Investor Relations, (713) 960-7517, sspera@rowancompanies.com